Exhibit 11A

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the 1-A/A (Offering Statement) Part II and III dated April 1, 2022, of our report, dated March 31, 2022, on our audit of financial statement of Birgo Reiturn Fund LLC, which comprise of the balance sheet as of January 14, 2022, and the related notes to the financial statement.

Pittsburgh, Pennsylvania

March 31, 2022

COHEN & COMPANY, LTD.

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board